Non-Statutory Stock Option Plan
                              For the Directors of
                        The Franklin Holding Corporation


SECTION 1. Purpose; Definitions

The purpose of this Plan is to further the interests of Franklin Holding, its Stockholders, and its employees, by providing to the ("outside") Directors of Franklin Holding the opportunity to purchase Franklin Holding Stock. Franklin Holding believes that such opportunity is an appropriate reward for the dedication and loyalty of the Directors included herein, and that the adoption of the Plan is an integral and important feature of the relationship.

"Board" means the Board of Directors of Franklin Holding.

"Disability" means permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

"Director" means a member of the Board who is eligible in accordance with the provisions of this Plan.

"Franklin Holding" means The Franklin Holding Corporation, a Delaware corporation.

"Franklin Holding Stock" means voting common stock, par value $0.01 per share, of Franklin Holding.

"Plan" means the Non-Statutory Stock Option Plan for the Directors of The Franklin Holding Corporation.

"Option" means a stock option granted pursuant to the provisions of this Plan.

"Outside" means a director who is not employed by The Franklin Holding Corporation.

SECTION 2. Eligibility; Administration

Eligibility to Participate. Options to purchase shares of Franklin Holding Stock shall be made available under this Plan to the Directors of Franklin Holding who are not also officers or employees of Franklin Holding. Such designation shall be made by the Board, which shall inform each Director so designated of the fact of his eligibility to participate.

Administration. The Board shall establish rules and regulations for the administration of the Plan, and to construe and interpret its provisions. All determinations of the Board with respect




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to the Plan shall be final. All Options granted pursuant to this Plan shall be approved in accordance with Section 52(o) of the Investment Company Act of 1940.

SECTION 3. Common Stock Subject to Plan

Available Shares. There shall be available for the grant of Stock Options 30,000 shares of Common Stock. The shares subject to any Option which is surrendered, expires, or otherwise ceases to be exercisable, shall be available for the grant of further Options. Shares subject to option may consist of authorized but unissued shares of Franklin Holding or of Treasury shares.

SECTION 4.  Stock Options

Stock Options. The number of shares to be subject to an Option granted hereunder shall be determined in the discretion of the Board. The terms respecting any Stock Option granted hereunder, except as otherwise determined from time to time in a uniform and nondiscriminatory manner by the Board, shall be as follows:

A. Option Price. The option price shall be an amount equal to the "Fair Market Value" of the Stock subject to the Option, determined on the day of the grant of the Option. For this purpose, Fair Market Value shall be determined as the closing price of Franklin Holding Stock on the American Stock Exchange on the applicable day, or if on any day such security is not so listed, "Fair Market Value" shall be determined as the closing price of Franklin Holding Stock quoted in the NASDAQ System, in the domestic over-the-counter market. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, "Fair Market Value" will be the current net asset value of the Franklin Holding Stock.

B. Right to Exercise. Any Option granted under this Plan shall be exercisable in accordance with the following terms and conditions:

      1. An Option to purchase shares of Franklin Holding Stock granted hereunder shall not be exercisable prior to (vesting provision, if applicable) (except that in the event of the death or Disability of the person receiving such Option, this condition shall be deemed automatically waived). No Option granted hereunder shall be exercisable more than ten years from the date that the Option is granted.

      2. In the event the appointment of a Director then holding Options to purchase Franklin Holding Stock hereunder is terminated (except if such termination be by reason of death or permanent and total disability), said Option shall be exercisable only during the period of thirty (30) days following said termination of the Director's appointment. In the event the appointment of a Director then holding Options to purchase Franklin Holding Stock hereunder is terminated by






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          reason of Disability, said Option shall be exercisable only during the period of twelve (12) months following said termination of the Director's appointment. If said person then holding Options for the purchase of Franklin Holding Stock shall die while appointed or within thirty (30) days following the termination of such appointment, each said Option shall remain exercisable during the period of twelve (12) months thereafter by the personal representatives of such deceased person's estate, or the successors to his estate.

          In the event of termination of appointment under circumstances other than as stated above, all Options then held shall terminate, and shall no longer be exercisable, as of the date of termination of appointment unless an exception is granted by the Board.

      3. Method of Exercise. The Option shall be exercised by written notice directed to the Board, at Franklin Holding's principal place of business, accompanied by check in payment of the option price for such shares. Should the Director wish to exercise the Option in exchange for shares of previously owned shares of Franklin Holding, the Fair Market Value of which is greater than the option exercise price, the Director shall tender the number of shares which, when multiplied by the Fair Market Value of Franklin Holding's Stock at exercise, would equal the total option exercise price, to Franklin Holding at the above address. Should the Director wish to exercise Options and immediately sell the shares received to fund the option price, the Option shall be exercised by delivery of an irrevocable letter of instruction directing Franklin Holding to deliver the Option to a broker, with whom the optionee has opened an account, within five (5) business days of exercise of the Option, to Franklin Holding at its principal place of business. Franklin Holding shall make immediate delivery of such shares, provided that if any law or regulation requires Franklin Holding to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

      4. Reclassification, Consolidation, or Merger. If and to the extent that the number of issued shares of the single class of voting common Stock of Franklin Holding shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in Stock, or the like, the number of shares subject to Option and the option price per share shall be proportionately adjusted. If Franklin Holding is reorganized or consolidated or merged with or into another corporation, the Director shall be entitled to receive Options covering shares of such reorganized, consolidated, or merged Franklin Holding in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the Option immediately after the






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          reorganization, consolidation, or merger over the aggregate Option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Option immediately before such reorganization, consolidation, or merger over the aggregate Option price of such shares, and the new Option or assumption of the old Option shall not give the Director additional benefits which he did not have under the old Option, or deprive him of benefits which he had under the old Option.

      5. Rights Prior to Exercise of Option. This Option is nontransferable by the Director, except in the event of his death or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended and during his lifetime is exercisable only by him. The Director shall have no rights as a Stockholder with respect to the Option shares until payment of the Option price and delivery to him of such shares as herein provided.

      6. Restrictions on Disposition. Directors are prohibited from disposing of shares acquired upon the exercise of their Options within six months of the date of grant of such Options in compliance with the short swing-profit rules contained in Section 16(b) of the Securities Exchange Act of 1934.

SECTION 5. Termination; Amendment

Termination or Amendment of Plan. Franklin Holding expressly retains the right to at any time terminate, suspend, or amend the Plan, in any respect and as Franklin Holding deems advisable under circumstances then prevailing. Provided, however, that no amendment hereto shall expand the number of shares of Franklin Holding Stock subject to the Plan. No amendment, alteration, or discontinuation shall be made which would impair the rights of any Director under an Option theretofore granted without the Director's consent except such amendment necessary to comply with applicable Securities laws.

SECTION 6. Governing Law

Applicable Law. This Plan is adopted by Franklin Holding in the State of New York and is to be construed and interpreted in accordance with the laws of the State of New York. The intention of Franklin Holding is that this Plan not constitute an "incentive stock" plan within the meaning of section 422 of the Internal Revenue Code of 1986, except to the extent such treatment is permitted upon a subsequent amendment of the Plan.





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